UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2011

MORNINGSTAR, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)
	22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)
(312) 696-6000 (Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report) __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.'s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on November 4, 2011.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	general industry conditions and competition, including ongoing economic weakness and uncertainty;

•	the effect of market volatility on revenue from asset-based fees;

•	damage to our reputation resulting from claims made about possible conflicts of interest;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•	the increasing concentration of data and development work carried out at our offshore facilities in China and India;

•	failing to differentiate our products and continuously create innovative, proprietary research tools;

•	failing to successfully integrate acquisitions;

•	challenges faced by our non-U.S. operations; and

•	a prolonged outage of our database and network facilities.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2010. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: October 2011

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through October 6, 2011. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington
Chicago, IL 60602

Morningstar Ratings

1.
Is it possible for an institution to take a private fund public? If so, what would it take to get the fund rated? Please list any and all fees associated with getting rated, and then maintaining the star rating and using the star rating in any way, shape, or form.

It is possible for a private fund to become a public fund.

Morningstar requires 36 months of returns to receive a Morningstar Rating. If the private fund that is converting to a public fund is a 1940 Act fund, then we will carry over performance and calculate a rating for that fund. If the fund has not been previously structured as a 1940 Act fund, we will include the history as related performance, but will not calculate ratings and rankings based upon the pre-public history.

We do not charge a fee to assign a Morningstar Rating to a fund. Should a fund company wish to use the Morningstar Rating or any other proprietary data and analytical tools such as the Morningstar Style Box or Morningstar Category, the fund company will pay a license fee to Morningstar to use this data in its marketing and shareholder communication materials.

Operating Segments

2.	Where can I find a breakdown of Morningstar's revenue lines by its three segments: Institutional, Advisor, and Individual?

In 2009 we began reporting financial information in two operating segments: Investment Information and Investment Management. Prior to 2009, we reported financial information in the three segments you mentioned: Institutional, Advisor, and Individual.

We believe the two current operating segments, Investment Information and Investment Management, better reflect our product lines and growth strategies. The largest products by revenue in the Investment Information segment are Licensed Data, Advisor Workstation (including Morningstar Office), and Morningstar.com. We derive the bulk of revenue in the Investment Information segment from contracts and subscriptions. The largest products by revenue in the Investment Management segment are Investment Consulting, Retirement Solutions, and Managed Portfolios. In the Investment Management segment, we earn a majority of our revenue from asset-based fees.

Products

3.	Please provide a list of all products that Morningstar offers.

Our corporate website includes a comprehensive list of our products at the following location:

http://corporate.morningstar.com/us/asp/area2.aspx?xmlfile=6997.xml

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: October 7, 2011	By:	/s/ Richard Scott Cooley
Richard Scott Cooley
Chief Financial Officer